Exhibit 99.1

MBIA Inc. Reports a 9 Percent Decrease in Earnings Per Share in First
        Nine Months; Operating Earnings Per Share up 5 Percent


    ARMONK, N.Y.--(BUSINESS WIRE)--Nov. 8, 2005--

     Company to Restate Earnings for 1998 and Subsequent Years in
    Connection with Potential AHERF Settlement with Regulators and also for Certain Derivative Transactions under SFAS 133

    MBIA Inc. (NYSE:MBI), the holding company for MBIA Insurance Corporation, reported today that diluted net income per share for the first nine months of 2005 was $3.84, down 9 percent, compared to $4.23 per share in the same period last year. Net income for the first nine months of 2005 was $528.3 million, compared to $616.3 million in the same period last year, a 14 percent decrease.
    Third quarter diluted net income per share declined 18 percent to $1.04 from $1.27 in last year's third quarter. Net income for the third quarter was $141.8 million, compared to $183.2 million in last year's third quarter, a 23 percent decrease.
    Results for the quarter and the year to date include the effects of a $75 million accrual for the total amount that the Company estimates, based on discussions to date, it will have to pay in connection with any settlements of investigations by the SEC, the New York Attorney General's Office and the New York State Insurance Department (the regulatory agencies) regarding agreements entered into by its subsidiary, MBIA Insurance Corporation, in 1998 with AXA Re Finance S.A. (AXA Re), Muenchener Rueckversicherungs-Gesellshaft (Munich Re) and Converium Re (previously known as Zurich Reinsurance North America). Excluding the effects of the accrual, year-to-date net income per share would have been $4.36, a 3 percent increase over the same period in 2004. Net income for the first three quarters of 2005 would have been $599.8 million, a 3 percent decrease from the prior year.
    The results also reflect a restatement of the Company's financial statements, made in connection with the potential settlements, for the Munich Re and AXA Re agreements to correct and restate its GAAP and statutory accounting for these agreements. As a result, the Company will account for these agreements as deposits because they did not satisfy the risk transfer requirements for reinsurance accounting under SFAS 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" and under Regulation 108 of the New York State Insurance Department. The restatement does not have a significant effect on the Company's financial position.
    As a result of this restatement, MBIA's financial results for 1998 will reflect an additional pre-tax charge in the third quarter of $100 million, which is related to the $170 million incurred loss on the MBIA-insured AHERF bonds. The estimated reduction of after-tax net income for 1998 related to the restatement will be approximately $69 million, resulting in net income for 1998 of approximately $317 million, or $2.11 per share, down 18 percent from $386 million, or $2.57 per share, as previously reported. In addition, as a result of the restatement, MBIA estimates that its earnings will be reduced by approximately $4 million (or 3 cents per share) in 1999 and increased by approximately: $0.3 million (or 0 cents per share) in 2000; $2 million (or 1 cent per share) in 2001; $5 million (or 3 cents per share) in 2002; $15 million (or 10 cents per share) in 2003; $30 million (or 21 cents per share) in 2004; and $5 million (or 3 cents per share) for the first nine months of 2005. As announced on March 8, 2005, the Company has already restated its financial statements with respect to its agreements with Converium Re.
    The quota share agreements with Munich Re, which were entered into in connection with the Munich Re excess-of-loss agreement, remain in effect and obligate Munich Re to reimburse MBIA on a quota share basis for any losses incurred on approximately $11.8 billion of debt service ceded. As previously reported, MBIA's quota share agreements with AXA Re, which were entered into in connection with the AXA Re excess-of-loss agreement, were commuted in the fourth quarter of 2004. To date, no settlements have been approved by the regulatory agencies. Any settlements may have additional or different terms.
    In addition, MBIA is restating results from 2001 to 2005 for derivative transactions that do not technically comply with SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," even though these transactions were highly effective from an economic standpoint. The effect of the mark-to-market restatement is an increase to net income of $14.7 million for the first nine months of 2005 and $19.7 million for the third quarter of 2005. The cumulative effect of these changes, from 2001 through September 2005, is a non-cash earnings increase of $6.8 million. Although the cumulative effect of $6.8 million is not material, since the Company is restating its financial results for the Munich Re and AXA Re agreements, it will restate each quarter and year affected by the prior method of accounting.
    In light of the restatements described above, the Company expects to file its Quarterly Report on Form 10-Q for the third quarter with the SEC by no later than Monday November 14, 2005 and will also file with the SEC an amended Annual Report on Form 10-K for the year ended December 31, 2004 as soon as practicable.
    Operating income per share, which excludes the effects of net realized gains, net gains and losses on derivative instruments and foreign exchange, and income from discontinued operations, and excluding the accrual for penalties and disgorgement, rose 5 percent to $4.19 per share for the first nine months of 2005, compared with $3.99 per share in the same period last year. Excluding refundings, which represent the acceleration of earned premium when an issue is defeased, operating income per share for the first nine months of 2005 rose 7 percent to $3.75 from $3.52 during the same period of 2004.
    For the third quarter of 2005, operating income per share increased 5 percent to $1.40 from $1.33 in the third quarter of 2004. Excluding refundings, third quarter 2005 operating income per share rose 6 percent to $1.26 from $1.19 during the same period of 2004.

Diluted earnings per share information
--------------------------------------

                                  Three Months        Nine Months
                                     Ended               Ended
                                  September 30        September 30
                                  ------------        ------------
                                        (Restated)          (Restated)
                                         --------            --------
                                 2005      2004      2005      2004
                              ---------  --------  --------  --------
Net income                    $    1.04  $   1.27  $   3.84  $   4.23
  Income from discontinued
   operations                     (0.01)     0.00     (0.01)     0.02
                              ---------  --------  --------  --------
Net income from continuing
 operations                   $    1.05      1.27  $   3.84      4.21
  Accrual for penalties and
    disgorgement                  (0.53)     0.00     (0.52)     0.00
  Net realized gains              (0.03)     0.00     (0.02)     0.27
  Net unrealized gains
   (losses) on derivative
   instruments and foreign
   exchange                        0.21     (0.06)     0.20     (0.05)
                              ---------  --------  --------  --------
Operating income (1)          $    1.40  $   1.33  $   4.19  $   3.99

(1) Presented on the same basis as analysts' estimates.

    Gary C. Dunton, MBIA Chief Executive Officer, said, "MBIA posted acceptable business results for the first nine months of 2005 in what can only be described as a challenging operating environment. Steady demand for our insurance and investment management products continued, and we remain determined to pursue high quality, profitable business without compromising our underwriting and pricing standards."

    Insurance Operations

    Adjusted direct premium (ADP), a non-GAAP measure, which includes both upfront premiums written and the present value of estimated installment premiums for new business writings and excludes premiums assumed or ceded, increased 15 percent to $879.8 million in the first nine months from $762.2 million in the first nine months of 2004. In the third quarter of 2005, ADP increased 8 percent to $233.2 million.

Adjusted Direct Premium
-----------------------
(dollars in millions)

                             Three Months            Nine Months
                                 Ended                  Ended
                             September 30           September 30
                             ------------           ------------
                         2005   2004  % Change  2005   2004  % Change
                        ------ ------ -------- ------ ------ --------
Public Finance
  United States         $ 96.1 $ 92.2        4 $381.7 $341.7       12
  Non-United States        3.5   35.1      (90)  68.6  141.8      (52)
                        ------ ------ -------- ------ ------ --------
Total                     99.6  127.3      (22) 450.3  483.5       (7)

Structured Finance
  United States           59.8   62.6       (5) 231.3  167.4       38
  Non-United States       73.8   26.0      184  198.2  111.3       78
                        ------ ------ -------- ------ ------ --------
Total                    133.6   88.6       51  429.5  278.7       54

Total                   $233.2 $215.9        8 $879.8 $762.2       15

    Global public finance ADP declined 7 percent in the first nine months of 2005 compared with the same period last year. Domestic public finance production increased 12 percent for the first nine months of 2005, reflecting strong volume of flow business, particularly in the military housing and transportation sectors, rather than any individual, large transactions. This increase was offset by a decline in non-U.S. production, which dropped 52 percent as business in Europe slowed and significantly fewer transactions came to market during this period. Credit quality for global public finance transactions remained very high, with 91 percent of insured business written rated Single-A or above in the first nine months of 2005.
    Global structured finance ADP in the first nine months of 2005 grew 54 percent over the same period in 2004, driven by a strong flow of business. Despite continued tight spreads and investor demand for uninsured transactions, the global structured finance business remains robust. Year-to-date structured finance ADP was $430 million, with 72 percent of insured business written rated Single-A or higher.
    Premiums earned in the first nine months of 2005 declined 2 percent to $628.3 million from $639.2 million in last year's first nine months, due in part to some early policy terminations in the structured finance book of business as well as continued refunding activity, which results in any unearned premiums that would have been earned over time to be earned immediately, and reduces the growth rate of scheduled earned premiums. Earned premiums from refundings declined 12 percent to $100.3 million in the first nine months of 2005, but were still a considerable amount. Scheduled earned premiums were flat for the first nine months of the year.
    Pre-tax net investment income in the first nine months of 2005, excluding net realized gains, was $362.6 million, a 2 percent increase from $354.1 million in the same period of 2004. The increase was due to the increase in the Company's average asset base.
    MBIA's advisory fees in the first nine months of 2005 were down 31 percent to $20.2 million from $29.2 million during the same period of 2004, primarily reflecting a decline in business that requires advisory services.
    Total insurance expenses, which include the amortization of deferred acquisition costs and operating expenses, were up 11 percent for the first nine months of 2005 to $153.1 million from $137.5 million in last year's first nine months, due to a 17 percent increase in operating expenses over the same period last year. The jump in operating expenses partially relates to a decrease in the percentage of expenses recorded and deferred as policy acquisition costs. The change, which was effective in the third quarter of 2005, resulted in fewer expenses being classified as policy acquisition costs and deferred, and therefore, a corresponding increase in operating expenses. Another factor contributing to the increase in operating expenses is an increase in loss prevention expenses.
    MBIA's pre-tax operating income from insurance operations decreased 3 percent to $794.6 million in the first nine months of 2005 from $821.9 million in last year's first nine months.

    Risk Management and Loss Reserves

    The Company incurred $63.4 million in loss and loss adjustment expenses in the first nine months of 2005, compared with $63.1 million in last year's first nine months. Total case-incurred activity was $89.4 million for the first nine months of 2005, related to transactions in the CDO, manufactured housing and mortgage-backed sectors, and tax liens. Unallocated reserves as of September 30, 2005 stand at $287.1 million.
    During the third quarter, MBIA did not establish specific reserves for its exposure to the regions impacted by hurricanes Katrina, Rita and Wilma. While there continues to be uncertainty in the region affected by Hurricane Katrina, the Company does not currently expect material cases of prolonged nonpayment which would result in unreimbursed losses. To date, MBIA has paid out $2.1 million in claims payments, for which it has been fully reimbursed. The Company continues to work closely with affected issuers, their financial advisors and legal counsel, and state officials to monitor the situation.
    In early October, the Court of Appeals for the Third Circuit upheld the previously announced decision of the United States District Court for the District of Delaware enforcing insurance policies issued by Royal Indemnity that guarantee vocational loans originated by Student Finance Corporation, which backed securities insured by MBIA. The Appeals Court also remanded the case to the District Court for a determination of the amount of losses covered by the Royal policies. MBIA expects Royal to be required to pay all or substantially all of the claims made under its policies and to be reimbursed for any payments MBIA made under its policies. As of September 30, 2005, total claims made under the Royal insurance policies were $351.4 million. Royal has filed a petition for a rehearing with the Circuit Court of Appeals.

    Investment Management Services

    The market value of quarterly average fixed-income assets under management was $44.2 billion in the third quarter of 2005, up 18 percent from $37.4 billion in last year's third quarter. Pre-tax operating income from MBIA's investment management businesses, which excludes the effects of net realized gains and losses, and net gains and losses on derivative instruments and foreign exchange, increased 52 percent in the first nine months of 2005 to $65.7 million from $43.2 million during the same period of 2004. Solid demand for investment agreements drove growth in the asset liability products segment, as well as improved volume in advisory services where the Company manages money for third parties.

    Corporate

    The corporate segment includes net investment income, interest expense and corporate expenses. Net corporate segment expenses in the first nine months increased to $141.5 million from $61.0 million in the same period last year. The increase reflects the $75 million accrual for penalties and disgorgement, and incremental legal and consulting expenses related to regulatory investigations. Excluding the accrual, net corporate expenses increased 9 percent.

    Gains and Losses

    In the first nine months of 2005, MBIA recorded net losses of $4.8 million, compared with net gains of $60.0 million in the first nine months of 2004. In 2005, net realized gains and losses were impacted by a $16.1 million write-down of a receivable balance that the Company obtained under salvage and subrogation rights. In 2004, net realized gains were primarily the result of the sale of a common stock investment that the Company purchased in 2002.
    The Company recorded pre-tax net unrealized gains of $42.2 million for the first nine months of 2005 on its derivative exposure and foreign exchange, of which $22.6 million is attributable to the SFAS 133 restatement, compared with a pre-tax net unrealized loss of $11.2 million for the first nine months of 2004. Net gains and losses on derivative exposure for the periods 2001 through year-to-date 2005 have been restated due to derivative transactions that did not technically comply with SFAS 133, even though they were highly effective from an economic perspective. MBIA had applied the shortcut method of accounting for certain derivative contracts, primarily used to hedge certain of its long-term fixed-rate investments from changes in interest rates. Under the shortcut method of accounting, as provided for under SFAS 133, the Company can assume that the change in fair value of a hedged item exactly offsets the change in value of the related derivative. After completing a detailed review, however, the Company determined that certain derivative instruments did not meet all of the technical requirements to permit it to use the shortcut method and, therefore, these transactions should have been accounted for under the "long-haul" method. Since shortcut method documentation has existed instead of long-haul documentation, the Company must treat these transactions as if hedge accounting had not been applied. The long-haul method of accounting requires the calculation of the change in fair value of the derivative and the change in fair value of the hedged item to be calculated independently. All of the subject hedges have been redesignated to meet the long-haul method as of October 1, 2005. It is anticipated that the mark-to-market of these derivative contracts and hedged items will substantially offset each other in the income statement prospectively.

    Book Value and Adjusted Book Value

    MBIA's book value per share at September 30, 2005 was $48.45, up 3 percent from $47.05 at December 31, 2004. The increase was principally driven by net income from operations offset by a decrease in the unrealized appreciation of the Company's investment portfolio and a significant increase in treasury stock resulting from share repurchases. Adjusted book value (ABV) per share, a non-GAAP measure, at September 30, 2005 rose 5 percent to $69.89 from $66.34 at December 31, 2004. ABV includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, the present value of the net spread of asset/liability products, and a provision for loss and loss adjustment expenses.

    Share Repurchase

    The Company did not repurchase any shares in the third quarter of 2005. Through the first six months of the year, the Company repurchased approximately 5.9 million shares at an average cost of $57.77 per share. Approximately 5 million shares remain in the Company's share buyback program, which was authorized in August 2004.

    Conference Call

    MBIA will host a conference call for investors today at 11 a.m. ET. The conference call will consist of brief comments by Nicholas Ferreri, the company's chief financial officer, followed by a question and answer session. The conference call will be Web cast live on MBIA's Web site at http://investor.mbia.com (then click "Conference Call"). Those who are unable to participate in the conference call may listen to a replay by dialing 1-800-396-1244 in the United States and 1-402-998-1607 for international calls. A recording will also be available on MBIA's Web site approximately two hours after the end of the conference call.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

    Explanation of Non-GAAP Financial Measures

    The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.
    Operating Income: The Company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivative instruments and foreign exchange and non-recurring items. Operating income is also provided to assist research analysts and investors who use this information in their analysis of the company.
    Adjusted Direct Premiums: The Company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.
    Adjusted Book Value: The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the Company. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.

                      MBIA INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                      ---------------------------

                          (dollars in thousands)

                                            September       December
                                            30, 2005        31, 2004
                                           ------------   ------------
Assets                                                      Restated
------
 Investments:
   Fixed-maturity securities held as
    available-for-sale, at fair value
    (amortized cost $22,715,894 and
    $18,802,894)                           $23,388,776    $19,679,905
   Investments held-to-maturity, at
    amortized cost (fair value $6,343,585
    and $7,535,787)                          6,374,234      7,540,218
   Investment agreement portfolio pledged
    as collateral, at fair value (amortized
    cost $391,173 and $713,704)                409,481        730,870
   Short-term investments, at amortized
    cost (which approximates fair value)     1,987,668      2,405,192
   Other investments                           243,845        261,865
                                           ------------   ------------
      Total investments                     32,404,004     30,618,050

 Cash and cash equivalents                     311,486        366,236
 Accrued investment income                     378,895        312,208
 Deferred acquisition costs                    431,010        406,035
 Prepaid reinsurance premiums                  417,293        434,968
 Reinsurance recoverable on unpaid losses       45,677         34,610
 Goodwill                                       79,406         79,406
 Property and equipment (net of accumulated
  depreciation)                                109,050        114,692
 Receivable for investments sold               191,315         67,205
 Derivative assets                             292,255        288,564
 Other assets                                  269,669        314,321
                                           ------------   ------------
      Total assets                         $34,930,060    $33,036,295
                                           ============   ============

Liabilities and Shareholders' Equity
------------------------------------
 Liabilities:
   Deferred premium revenue                $ 3,208,059    $ 3,211,181
   Loss and loss adjustment expense
    reserves                                   711,423        748,869
   Investment agreements                    10,061,756      8,678,768
   Commercial paper                          1,745,767      2,598,655
   Medium-term notes                         7,905,890      6,943,840
   Variable interest entity floating
    rate notes                                 801,115        600,505
   Securities sold under agreements to
    repurchase                                 603,652        647,104
   Short-term debt                              58,745         58,745
   Long-term debt                            1,313,375      1,332,540
   Deferred income taxes, net                  557,166        599,627
   Deferred fee revenue                         20,917         26,780
   Payable for investments purchased           499,902         94,609
   Derivative liabilities                      421,918        527,455
   Other liabilities                           525,598        408,820
                                           ------------   ------------
      Total liabilities                     28,435,283     26,477,498

 Shareholders' Equity:
   Common stock                                156,539        155,608
   Additional paid-in capital                1,473,190      1,410,799
   Retained earnings                         5,601,993      5,187,484
   Accumulated other comprehensive income      454,178        618,606
   Unearned compensation - restricted stock    (48,699)       (34,686)
   Treasury stock                           (1,142,424)      (779,014)
                                           ------------   ------------
      Total shareholders' equity             6,494,777      6,558,797

   Total liabilities and shareholders'
    equity                                 $34,930,060    $33,036,295
                                           ============   ============


                      MBIA INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                   ---------------------------------

            (dollars in thousands except per share amounts)

                       Three Months Ended      Nine Months Ended
                          September 30             September 30
                   ------------------------  ------------------------
                      2005         2004         2005         2004
                   -----------  -----------  -----------  -----------
                                 Restated                  Restated
Insurance operations
 Revenues:
   Gross premiums
    written           $220,970     $255,609     $752,554     $833,211
   Ceded premiums      (34,608)     (42,289)     (98,356)    (107,340)
                   -----------  -----------  -----------  -----------
    Net premiums
     written           186,362      213,320      654,198      725,871

   Scheduled
    premiums earned    173,302      177,808      527,964      525,756
   Refunding
    premiums earned     30,770       33,186      100,338      113,486
                   -----------  -----------  -----------  -----------
    Premiums earned    204,072      210,994      628,302      639,242

   Net investment
    income             122,435      117,363      362,583      354,060
   Advisory fees         9,529        6,156       20,168       29,211
   Net realized
    gains (losses)      (7,526)        (416)      (6,319)      62,812
   Net gains
    (losses) on
    derivative
    instruments
    and foreign
    exchange             2,485        1,897          415        3,167
                   -----------  -----------  -----------  -----------
    Total insurance
     revenues          330,995      335,994    1,005,149    1,088,492

 Expenses:
   Losses and loss
    adjustment          20,796       21,336       63,355       63,090
   Amortization of
    deferred
    acquisition
    costs               16,121       16,200       49,636       49,495
   Operating            39,893       28,080      103,416       88,034
                   -----------  -----------  -----------  -----------
    Total insurance
     expenses           76,810       65,616      216,407      200,619

 Insurance income      254,185      270,378      788,742      887,873
                   -----------  -----------  -----------  -----------

Investment
 management services
 Revenues              225,671      142,323      618,449      390,039
 Net realized gains
  (losses)               1,284          378        3,000       (2,565)
 Net gains (losses)
  on derivative
  instruments and
  foreign exchange      41,607      (14,324)      41,633      (14,373)
                   -----------  -----------  -----------  -----------
    Total investment
     management
     services
     revenues          268,562      128,377      663,082      373,101

 Interest expense      184,397      106,431      500,979      289,904
 Expenses               18,341       19,620       51,808       56,964
                   -----------  -----------  -----------  -----------
    Total investment
     management
     services
     expenses          202,738      126,051      552,787      346,868
                   -----------  -----------  -----------  -----------
 Investment
  management
  services income       65,824        2,326      110,295       26,233
                   -----------  -----------  -----------  -----------

Municipal services
 Revenues                5,611        8,245       16,545       19,956
 Net realized gains
  (losses)                 (51)         (48)        (136)         (90)
 Net gains (losses)
  on derivative
  instruments and
  foreign exchange          64           --          200           --
                   -----------  -----------  -----------  -----------
    Total municipal
     services
     revenues            5,624        8,197       16,609       19,866
 Expenses                5,321        7,633       15,834       19,013
                   -----------  -----------  -----------  -----------
 Municipal services
  income                   303          564          775          853
                   -----------  -----------  -----------  -----------

Corporate
 Net investment
  income                 3,411        1,934       17,114        6,511
 Net realized gains
  (losses)                 226          390       (1,301)        (186)
 Interest expense       22,080       17,798       66,141       53,343
 Corporate expenses     81,391        4,174       92,470       14,134
                   -----------  -----------  -----------  -----------
 Corporate loss        (99,834)     (19,648)    (142,798)     (61,152)
                   -----------  -----------  -----------  -----------

Income from
 continuing
 operations before
 income taxes          220,478      253,620      757,014      853,807

Provision for
 income taxes           77,601       70,409      227,656      240,206
                   -----------  -----------  -----------  -----------

Income from
 continuing
 operations            142,877      183,211      529,358      613,601

 Income (loss) from
  discontinued
  operations,
  net of tax            (1,093)          --       (1,093)        (481)
 Gain on sale of
  discontinued
  operations, net
  of tax                    --           --           --        3,178
                   -----------  -----------  -----------  -----------
    Income (loss)
     from
     discontinued
     operations         (1,093)           --      (1,093)       2,697

Net income            $141,784     $183,211     $528,265     $616,298
                   ===========  ===========  ===========  ===========

Net income per
 common share:
    Basic                $1.07        $1.30        $3.93        $4.32
    Diluted              $1.04        $1.27        $3.84        $4.23

Weighted-average common shares
 outstanding:
    Basic          132,622,848  141,408,855  134,589,606  142,819,366
    Diluted        135,822,330  144,125,409  137,722,142  145,781,763


                     MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written
--------------------------------------------------------------------
(dollars in millions)

                                      Three Months    Nine Months
                                         Ended            Ended
                                      September 30    September 30
                                    ---------------  ---------------
                                     2005     2004    2005     2004
                                    ------  -------  ------  -------

Adjusted direct premiums(1)         $233.2   $215.9  $879.8   $762.2

 Adjusted premiums assumed             0.7      0.0     1.7     (2.9)
                                    ------  -------  ------  -------
Adjusted gross premiums              233.9    215.9   881.5    759.3

 Present value of estimated future
  installment premiums(2)           (148.2)  (105.1) (524.8)  (394.0)
                                    ------  -------  ------  -------
Gross upfront premiums written        85.7    110.8   356.7    365.3

 Gross installment premiums
  received                           135.3    144.8   395.9    467.9
                                    ------  -------  ------  -------
Gross premiums written              $221.0   $255.6  $752.6   $833.2
                                    ======  =======  ======  =======

(1) A non-GAAP measure.
(2) At September 30, 2005, June 30, 2005 and March 31, 2005 the discount rate was 5.0%, 5.0% and 4.8%, respectively, and at September 30, 2004, June 30, 2004 and March 31, 2004 the discount rate was 4.6%, 4.7% and 4.7%, respectively.


Components of Net Income per Share(1)
------------------------------------

                                     Three Months     Nine Months
                                        Ended            Ended
                                     September 30     September 30
                                    ---------------  ---------------
                                     2005    2004     2005    2004
                                    ------  -------  ------  -------
                                            Restated         Restated

Net income                           $1.04    $1.27   $3.84    $4.23

 Income (loss) from discontinued
  operations                         (0.01)     ---   (0.01)    0.02
                                    ------  -------  ------  -------

Net income from continuing
 operations                           1.05     1.27    3.84     4.21

 Penalties and disgorgement          (0.53)     ---   (0.52)     ---

 Net realized gains (losses)         (0.03)    0.00   (0.02)    0.27

 Net gains (losses) on derivative
  instruments and foreign exchange    0.21    (0.06)   0.20    (0.05)
                                    ------  -------  ------  -------

Operating income(2)                  $1.40    $1.33   $4.19    $3.99
                                    ======  =======  ======  =======

(1)May not add due to rounding.
(2)A non-GAAP measure.


                      MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
-------------------------------------------

                              September 30, 2005   December 31, 2004
                              ------------------   -----------------
                                                       Restated

Book value                                $48.45              $47.05
After-tax value of:
 Deferred premium revenue         15.55               14.97
 Prepaid reinsurance premiums     (2.02)              (2.03)
 Deferred acquisition costs       (2.09)              (1.89)
                              ---------            --------
   Net deferred premium
    revenue                                11.44               11.05
   Present value of installment
    premiums(1)                            10.65               10.12
   Asset/liability products
    adjustment                              2.25                0.88
   Loss provision(2)                       (2.90)              (2.76)
                                       ---------           ---------
Adjusted book value(3)                    $69.89              $66.34
                                       =========           =========


(1) At September 30, 2005 and December 31, 2004, the discount rate was 5.0% and 4.8%, respectively.
(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis: (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.
(3) A non-GAAP measure.


                  CONSOLIDATED INSURANCE OPERATIONS
                  ---------------------------------

Selected Financial Data Computed on a Statutory Basis
-----------------------------------------------------
(dollars in millions)

                              September 30, 2005   December 31, 2004
                              ------------------   -----------------
                                                       Restated

 Capital and surplus                    $3,763.4            $3,280.3
 Contingency reserve                     2,743.5             2,705.1
                                       ---------           ---------

   Capital base                          6,506.9             5,985.4

 Unearned premium reserve                3,458.9             3,390.9
 Present value of installment
  premiums(1)                            2,197.5             2,170.2
                                       ---------           ---------

   Premium resources                     5,656.4             5,561.1

 Loss and loss adjustment
  expense reserves                         265.6               271.6
 Soft capital credit facilities            850.0             1,100.0
                                       ---------           ---------

   Total claims-paying resources       $13,278.9           $12,918.1
                                       =========           =========

 Net debt service outstanding         $883,522.2          $890,222.1

 Capital ratio(2)                          136:1               149:1

 Claims-paying ratio(3)                     78:1                81:1


(1) At September 30, 2005 and December 31, 2004, the discount rate was 5.0% and 4.8%, respectively.
(2) Net debt service outstanding divided by the capital base.
(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.


    CONTACT: MBIA Inc.
             Michael C. Ballinger, 914-765-3893